EXHIBIT 99.1

ChinaNet Online Holdings Reports Second Quarter 2016 Financial Results

BEIJING, Aug. 16, 2016 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion, business strategies and marketing solutions for small and medium-sized enterprises (SMEs) by utilizing data analysis and cloud computing technologies in the People's Republic of China, today announced financial results for the second fiscal quarter of 2016.

Second Quarter Financial Highlights

  Gross profit of $2.5 million generated in the second fiscal quarter of 2016, a 10.5% increase from $2.3 million generated in the same period a year ago
  Consolidated gross margin increased to 29.6%, compared to 23.6% in the same period a year ago, a 25.5% increase YOY
  Internet advertising and data service gross margin improved to 43%, compared to 33% in the same period a year ago

Second Quarter 2016 Financial Results

Chairman and CEO of ChinaNet, Mr. Handong Cheng commented, “During the first half of 2016 we have continued our successful path to restructuring our business to reduce low-margin television advertising business, and instead focus on the research and development of our data service system. This effort has begun to payoff, with the internet advertisement and data services segment improving 56.1% from the first quarter of this year to the second. We believe new partnerships like that with Dark Horse Club, and products like our Business Intelligent Marketing Data Services System -- CloudX, now officially launched and with copyright approval, will continue to drive revenue and growth for us in the second half of 2016 and beyond.”

Revenues for the three months ended June 30, 2016 were $8.4 million compared to $9.6 million for the three months ended June 30, 2015, representing an 11.9% decrease, which was primarily due to decrease in revenues from TV advertising service during the period. Excluding the impact of RMB depreciation, revenue decreased from RMB 58.7 million during the three months ended June 30, 2015 to RMB 55.1 million during the same period in 2016, which was a 6.1% decline. During the second quarter, revenues from improving internet advertisement and data services was $5.7 million, which increased 56.1% from $3.6 million in the first quarter of 2016. ChinaNet continues to focus on integrating and upgrading its internet advertising and data service to SME clients and investing in developing new service modules for clients, and believes that the launch of new services in future will help to increase market penetration and recurring revenues.

Gross profit for the three months ended June 30, 2016 was $2.5 million compared to $2.3 million for the same period in 2015. Gross margin was 29.6%, up from 23.6% in the second quarter of 2015, primarily due to the improvement in gross margin of the internet advertising and data service, which increased to 43% for the second quarter of 2016 from 33% for the second quarter of 2015. The improvement in gross margin of the internet advertising and data service was primarily due to optimizing and upgrading of the Company’s online promotion analysis and cost control system, which improved the promotion accuracy, Ad. effect conversion rate and promotion cost control.

The Company incurred an operating loss of $1.0 million for the three months ended June 30, 2016 compared to an operating loss of $1.3 million in the same period a year ago.

Net loss attributable to ChinaNet for the three months ended June 30, 2016 was $1.3 million and loss per share was $0.04, compared to a net loss of $1.2 million and loss per share of $0.04 in the second quarter of 2015.

First Half 2016 Financial Results

Revenues for the six months ended June 30, 2016 were $13.5 million, a decrease of 11.8% from $15.3 million for the same period a year ago, which was primarily due to decrease in revenues from TV advertising service during the period. Excluding the impact of RMB depreciation, revenue decreased by approximately 6% from RMB 93.8 million for the six months ended June 30, 2015 to RMB 88.1 million during the same period in 2016.

Gross profit was $4.1 million, up 31.6% for the first six months of 2016, and gross profit margin of 30.4%, up 49.0% compared to 2015. Operating expenses increased by 1% to $6.5 million compared to $6.4 million for the first six months of 2015. The Company reported an operating loss of $2.4 million in the first half of 2016.

Net loss attributable to ChinaNet common shareholders and net loss per share was $2.7 million and $0.09 for the six months ended June 30, 2016. The weighted average diluted shares outstanding were 28.4 million shares.

Balance Sheet and Cash Flow

The Company had $2.9 million in cash and cash equivalents as of June 30, 2016, compared to $5.5 million as of December 31, 2015, working capital of $10.2 million, compared to $13.7 million as of December 31, 2015, and a current ratio of 2.5 to 1, compared to 2.9 to 1 as of December 31, 2015. Total stockholders' equity of ChinaNet was $25.3 million at June 30, 2016 compared to $27.3 million at December 31, 2015.

The Company had a $0.3 million of cash inflows from operations in the six months ended June 30, 2016 compared to a $0.9 million of cash inflows in the first six months of 2015.

Business Updates

In June, ChinaNet announced the official launch of its new SME Intelligent Marketing Data Services System, CloudX (the “System” or “CloudX”) an eco-system containing brand promotion, store management, marketing services and membership services. The new System enables ChinaNet to now manage and collect data from on-line business development to offline sales channels. The System is based on CloudX technology and consists of three components: a store management system including a stock and sales system and intelligent Point-of-Sale (POS) system, and a multi-functional app with an online retail store. The store management system collects and analyzes product sale numbers from stores in real time and is analyzed by ChinaNet for suggested adjustments to product stock and inventory to improve customer sales. By utilizing CloudX in stores, ChinaNet can provide owners with sales analysis reports, including each single item’s sales amount and period of time, improving management efficiency and store credibility. The System can be installed on either PC or mobile terminals.

In July, the Company received copyright approval from the National Copyright Administration of China (NCAC), establishing the intellectual property rights for the system in China.

In August, ChinaNet announced a new partnership with the restaurant division of Dark Horse Club to provide data-driven marketing services for the fast growing restaurant industry in China. Established in 2008, Dark Horse Club is an entrepreneurs network connecting industry veterans with newcomers in China. At the center of the ChinaNet-Dark Horse Club Partnership is the Super Harbor app, which interfaces the Company’s CloudX ecosystem with consumers. Super Harbor is a membership and point system invested in and technologically supported by ChinaNet. The app constitutes a key component of the Company’s strategic expansion from B2B to the new and differentiated B2B2C business model.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	June 30, 2016	December 31, 2015
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,876	$5,503
Term deposit	3,197	3,265
Accounts receivable, net	3,206	2,549
Other receivables, net	464	1,910
Prepayment and deposit to suppliers	5,017	5,843
Due from related parties	333	41
Other current assets	43	45
Assets classified as held for sale	1,850	1,882
Total current assets	16,986	21,038

Long-term investments	1,561	1,133
Property and equipment, net	661	681
Intangible assets, net	6,868	5,638
Deposit and prepayment for purchasing of software technology	1,003	1,024
Goodwill	4,305	4,396
Deferred tax assets-non current	1,392	1,550
Total Assets	$32,776	$35,460

Liabilities and Equity
Current liabilities:
Accounts payable	$90	$95
Advances from customers	800	1,313
Accrued payroll and other accruals	592	685
Guarantee payment and prepayment from new investors	924	944
Taxes payable	3,102	3,186
Other payables	448	234
Liabilities classified as held for sale	833	913
Total current liabilities	6,789	7,370
Long-term liabilities:
Deferred tax liability-non current	58	118
Long-term borrowing from a director	132	135
Total Liabilities	6,979	7,623

Commitments and contingencies	-	129

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 30,395,722 shares and 29,640,130 shares at June 30, 2016 and December 31, 2015, respectively)	30	30
Additional paid-in capital	27,645	26,510
Statutory reserves	2,607	2,607
Retained deficit	(6,561)	(3,870)
Accumulated other comprehensive income	1,607	2,056
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	25,328	27,333

Noncontrolling interests	469	375
Total equity	25,797	27,708
Total Liabilities and Equity	$32,776	$35,460

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2016	2015	2016	2015
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$13,276	$14,835	$8,264	$9,174
From related parties	220	468	172	405
Total revenues	13,496	15,303	8,436	9,579
Cost of revenues	9,395	12,187	5,939	7,319
Gross profit	4,101	3,116	2,497	2,260

Operating expenses
Sales and marketing expenses	1,943	2,230	1,063	1,045
General and administrative expenses	3,538	3,139	1,832	1,894
Research and development expenses	1,016	1,063	590	573
Total operating expenses	6,497	6,432	3,485	3,512

Loss from operations	(2,396)	(3,316)	(988)	(1,252)

Other income (expenses)
Interest income	53	63	26	34
Interest expense	-	(34)	-	(17)
Other (expenses)/income	(13)	31	(1)	(1)
Total other income	40	60	25	16

Loss before income tax expense, equity method investments, noncontrolling interests and discontinued operation	(2,356)	(3,256)	(963)	(1,236)
Income tax (expense)/benefit	(152)	308	(180)	86
Loss before equity method investments, noncontrolling interests and discontinued operation	(2,508)	(2,948)	(1,143)	(1,150)
Share of income in equity investment affiliates	-	2	-	1
Loss from continuing operations	(2,508)	(2,946)	(1,143)	(1,149)
Loss from and on disposal of discontinued operation, net of income tax	(60)	(109)	(14)	(84)
Net loss	(2,568)	(3,055)	(1,157)	(1,233)
Net (income)/loss attributable to noncontrolling interests from continuing operations	(123)	58	(123)	24
Net loss attributable to ChinaNet Online Holdings, Inc.	$(2,691)	$(2,997)	$(1,280)	$(1,209)

Net loss	$(2,568)	$(3,055)	$(1,157)	$(1,233)
Foreign currency translation (loss)/gain	(478)	23	(590)	143
Comprehensive loss	$(3,046)	$(3,032)	$(1,747)	$(1,090)
Comprehensive (income)/loss attributable to noncontrolling interests	(94)	58	(111)	25
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(3,140)	$(2,974)	$(1,858)	$(1,065)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.09)	$(0.11)	$(0.04)	$(0.04)
Loss from discontinued operations per common share
Basic and diluted	$-	$-	$-	$-

Weighted average number of common shares outstanding:
Basic and diluted	28,376,797	26,572,856	28,396,797	26,776,650

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended June 30,
	2016	2015
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(2,568)	$(3,055)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	760	888
Share-based compensation expenses	1,135	956
Loss on disposal of fixed assets	21	-
Reverse of allowances for doubtful accounts	-	(77)
Share of income in equity investment affiliates	-	(2)
Loss on deconsolidation of VIEs	9	-
Deferred taxes	152	(328)
Changes in operating assets and liabilities
Accounts receivable	(771)	(1,619)
Other receivables	1,325	1,856
Prepayment and deposit to suppliers	612	1,236
Due from related parties	(25)	(56)
Other current assets	1	(75)
Accounts payable	(154)	(273)
Advances from customers	(388)	1,490
Accrued payroll and other accruals	(89)	26
Other payables	296	(8)
Taxes payable	86	(109)
Commitment and contingencies	(129)	-
Net cash provided by operating activities	273	850

Cash flows from investing activities
Payment for office equipment and leasehold improvement	(148)	(20)
Long-term investment in and advance to cost/equity method investees	(754)	(186)
Payment for purchasing of software technology	(1,991)	(1,958)
Proceeds from disposal of VIEs	28	-
Cash effect on deconsolidation of VIEs	(18)	-
Net cash used in investing activities	(2,883)	(2,164)
Cash flows from financing activities
Repayment of short-term loan to noncontrolling interest of VIE	-	(82)
Guarantee payment and prepayment from new investors	-	1,000
Net cash provided by financing activities	-	918

Changes in cash and cash equivalents included in assets held for sale	55	-

Effect of exchange rate fluctuation on cash and cash equivalents	(72)	4

Net decrease in cash and cash equivalents	(2,627)	(392)

Cash and cash equivalents at beginning of the period	5,503	5,037
Cash and cash equivalents at end of the period	$2,876	$4,645

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email:  thaberfield@mzgroup.us
Web:    www.mzgroup.us